Exhibit 16

                      [Letterhead of Price Waterhouse LLP]

April 16, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

            Triton Group Ltd.

We have read Item 4 of Triton Group Ltd.'s Form 8-K dated April 15, 1997 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,


/s/  Price Waterhouse LLP

PRICE WATERHOUSE LLP